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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                                                 Commission File
                                                                   Number 0-9725
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X]Form 10-K and Form 10-KSB [ ]Form 11-K [ ]Form 20-F [ ]Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended: September 30, 1997
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                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                           For the Transition Period Ended:
                                                            --------------------

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:
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                         PART I--REGISTRANT INFORMATION

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         Full Name of Registrant:  Aurora Electronics, Inc.

         Former Name if Applicable: N/A

                9477 Waples Street, Suite 150
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         Address of Principal Executive Office (Street and Number)
                San Diego, California  92121
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                City, State and Zip Code



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                        PART II--RULES 12b-25(b) AND (c)

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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K of Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III--NARRATIVE

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         State below in reasonable detail the reasons why Form 10-K and Form
10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant has been unable to complete the computation of the financial, business and other information required in the Form 10-K due to the limited availability of management and certain other personnel. Accordingly, the filing of the Annual Report on Form 10-K is impractical at this time. Registrant expects to file the Annual Report on Form 10-K within the time period prescribed by Rule 12b-25.

                                                 (Attach Extra Sheets if Needed)




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                           PART IV--OTHER INFORMATION

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         (1)      Name and telephone number of person to contact in regard to this notification

               F. Wayne Withers             (714)                  660-1232
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                  (Name)                  (Area Code)         (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Aurora Electronics, Inc.
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                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   December 29, 1997                 By:       /s/ F. Wayne Withers
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                                                   F. Wayne Withers
                                                   Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.